Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of KNOT Offshore Partners LP for the registration of up to 3,750,000 common units representing limited partnership interests in KNOT Offshore Partners LP and to the incorporation by reference therein of our report dated April 25, 2018, with respect to the consolidated financial statements of KNOT Offshore Partners LP, included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Oslo, Norway

October 23, 2018